SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                            _________________________

                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported):  April 19, 1995

                             CHITTENDEN CORPORATION
                            (Exact name of Registrant
                             as specified in charter)

Vermont                             0-7974                        03-0228404
(State or other jurisdiction      (Commission                   (IRS Employer of
incorporation)                    File Number)               Identification No.)

Two Burlington Square, Burlington, Vermont                              05402
(Address of principal executive offices)                             (Zip Code)

Registrant's telephone number, including area code:  (802) 660-1410

                                 Not Applicable
                          (Former name or former address,
                           if changed since last report)

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April 19, 1995

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D. C. 20459

RE:   CHITTENDEN CORPORATION CURRENT REPORT ON FORM 8-K
      REGISTRATION NUMBER 0-7974

To Whom it May Concern:

Pursuant to 8-K filing requirements, under the Securities and Exchange Act of 1934, there is appended to this transmittal, an electronic file of the current report (on Form 8-K) of Chittenden Corporation, Two Burlington Square, Burlington, Vermont 05401.

If you have any questions concerning this report, please telephone the undersigned at (802) 660-1410.

Kindly acknowledge receipt of this letter by COMPUSERVE E-MAIL.

Very truly yours,

S/ F. SHELDON PRENTICE
   SECRETARY

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ITEM 5.  OTHER EVENTS

On April 19, 1995, the Registrant announced that its Board of Directors had declared a five-for-four stock split. The shares to be distributed as a result of the stock split will be issued on May 26, 1995 to shareholders of record as of May 12, 1995. A copy of the press release dated April 19, 1995 is attached as an exhibit to this Form 8-K.


EXHIBIT PRESS RELEASE

                               Nancy Rowden Brock
                             Chief Financial Officer
                                 (802) 660-1561


April 19, 1995
FOR IMMEDIATE RELEASE                                 38/95

CHITTENDEN EARNINGS CONTINUE HIGHER

Burlington, VT -- Chittenden Corporation (NASDAQ:CNDN) reported net income of $4.6 million or $0.75 per share for the quarter ended March 31, 1995. This is a 37% increase over the $3.4 million or $0.53 per share earned in the first quarter of 1994, and up 8% from the fourth quarter 1994 earnings of $4.3 million or $0.70 per share.

Chittenden also announced a five-for-four stock split and an increase in its quarterly dividend from $0.13 to $0.15 per share. The split and the dividend will be distributed and paid on May 26, 1995 to shareholders of record on May 12, 1995.

In announcing the results at the annual meeting of the stockholders held today, Paul A. Perrault, President and Chief Executive Officer, said, "Chittenden's continued success is based on our shared core values and on our forward-thinking execution-oriented approach to banking. We are clearly focused on maintaining our momentum and on maintaining the ideals that define who we are as a company."

Chittenden Corporation completed the acquisition of the Bank of Western Massachusetts on March 17, 1995. A total of $12 million in cash and 627,525 shares of stock were paid in the transaction, which is being accounted for as a purchase. Because the transaction closed late in the period, there was very little impact on consolidated net income for the quarter. All balance sheet information reflects the consolidation of the acquired bank, which had $231 million in assets at March 31, 1995, and Chittenden Bank, which had assets of $1.2 billion at quarter-end.

Net interest income for the first quarter totaled $14.5 million, up 19% from the year-ago level. The net yield of 5.00% was 47 basis points higher than the first quarter 1994 level. The impact of this increase was enhanced by higher levels of interest earning assets, which were up 8% from the first quarter of 1994, to $1.2 billion.

Noninterest income amounted to $6.5 million for the first quarter of 1995, up $819,000 or 14% from last year. Higher credit card income, a $200,000 gain on the sale of bank property, and increased service charge income more than offset declines in mortgage-related activities.

Noninterest expenses for the first quarter of 1995 were $13.3 million, up $1.6 million or 13% from last year. Higher processing fees related to credit card activities accounted for $663,000 of the increase. Gains from sales of foreclosed property more than offset expenses associated with maintaining such property in both quarters. Excluding these two categories, noninterest expenses were up 9% in the first quarter of 1995 compared with one year ago.

Chittenden reported higher loan loss allowance levels and an increase in non-performing assets, primarily due to the effect of the acquisition. The allowance for possible loan losses was $23.4 million at March 31, 1995, up from $19.0 million a year ago and $19.1 million at the end of 1994. Nonperforming assets were $15.1 million at March 31, 1995, down from $15.4 million a year ago and up from $9.4 million at December 31, 1994. The provision for possible loan losses charged against earnings in the first quarter was $950,000, a reduction of $250,000 from the level provided during the first quarter of 1994.

Chittenden's capital exceeded all regulatory requirements, again earning the Company the regulatory designation of "well-capitalized". The leverage ratio at March 31, 1995 was 7.41%. Tier 1 and total risk-based capital ratios were 10.11% and 11.47%, respectively.

Chittenden is a bank holding company with headquarters in Burlington, Vermont. Chittenden's assets were $1.5 billion at March 31, 1995. Its subsidiary banks are the Bank of Western Massachusetts and Chittenden Bank. The company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; and investment and trust services to individuals, businesses, and the public sector.


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                                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHITTENDEN CORPORATION
(Registrant)

BY:  /S/ F. Sheldon Prentice, Secretary